ENB FINANCIAL CORP

FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports Second Quarter 2014 Results

(July 11, 2014) -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reported net income for the second quarter of 2014 of $1,740,000, a $82,000, or 4.5% decrease, from the $1,822,000 earned during the second quarter of 2013. Net income for the six months ended June 30, 2014, was $3,578,000, a $252,000, or 6.6% decrease, from the same period in 2013. Basic and diluted earnings per share for the second quarter of 2014 were $0.61 compared to $0.64 for the same period in 2013. Year-to-date earnings per share were $1.25 in 2014 compared to $1.34 in 2013.

The Corporation’s core earnings or net interest income (NII) of $11,263,000 for the six months ended June 30, 2014, represents an increase of $779,000, or 7.4%, from the same period last year. The increase in NII was primarily caused by an increase of $435,000, or 3.3%, in total interest income, as well as savings on deposit costs of $232,000, a 12.9% reduction, and savings on borrowing costs of $112,000, an 11.4% reduction. The increase in total interest income was primarily caused by increases in loan and security income. Average loan balances were 7.3% higher for the first six months of 2014 compared to the prior year’s period. However, a decrease in loan yields caused the loan interest income to only increase $138,000, or 1.5%. Interest on securities grew $233,000, or 6.3%, aided by a 2.4% increase in average balances and higher yields in the first half of 2014 compared to the same period in 2013. The Corporation’s opportunities to decrease funding costs are limited to longer term deposits and borrowings as most core deposit costs have already been reduced to minimal levels.

The Corporation’s credit provisions for loan losses for the three and six months ended June 30, 2014, were $100,000 and $300,000, respectively, compared to $100,000 and $150,000 for the same periods in 2013. Low levels of delinquent, non-performing, and classified loans, as well as minimal charge-offs over the past years resulted in the need to reduce the allowance for loan losses by recording a credit provision in both years. As a result of the credit provisions taken in each year, the allowance as a percentage of total loans declined from 1.74% as of June 30, 2013, to 1.55% as of June 30, 2014.

The gain on the sale of securities decreased by $66,000, or 10.2%, and $321,000, or 20.5%, for the three and six months ended June 30, 2014, compared to the same periods in 2013. While market conditions remained very favorable to take gains in 2014, mid and long-term Treasury rates were significantly lower in the first six months of 2013, which provided greater opportunities to sell securities at gains. The Corporation was able to generate $582,000 and $1,245,000 of net gains on the sale of securities for the three and six months ended June 30, 2014, compared to $648,000 and $1,566,000 for the same periods in 2013.

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ENB FINANCIAL CORP

The gain on the sale of mortgages increased by $2,000, or 2.2%, and decreased by $58,000, or 30.9%, for the three and six months ended June 30, 2014, compared to the same periods in 2013. The mortgage refinance market was very active in the first half of 2013, but slowed down throughout the remainder of the year and continues to be slow in 2014. However, the Corporation expanded its mortgage division in 2014 and has placed new emphasis on obtaining more of the mortgage market share and increasing mortgage gains through the remainder of 2014 and in future years.

Total operating expenses increased $313,000, or 5.7%, and $735,000, or 6.8%, for the three and six months ended June 30, 2014, compared to the same periods in 2013. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $297,000, or 9.3%, and $559,000, or 8.8%, for the three and six months ended June 30, 2014, compared to the same periods in 2013. The salary and benefit costs were elevated in the first six months of 2014, primarily due to the two new branch office locations that were opened in 2013 and additional personnel in the Corporation’s mortgage division.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the second quarter of 2014 were 0.83% and 7.92%, respectively, compared with 0.91% and 8.16% for the second quarter of 2013. For the first six months of 2014, the Corporation’s annualized ROA was 0.87%, compared to 0.97% in 2013, while the ROE was 8.32%, compared to 8.63% for the same period in 2013.

As of June 30, 2014, the Corporation had total assets of $850.5 million, up 4.7%; total stockholders’ equity of $89.6 million, up 6.5%; total deposits of $683.7 million, up 5.1%; and total loans of $448.2 million, up 7.1%, from the balances as of June 30, 2013.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from ten locations in northern Lancaster County and southeastern Lebanon County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

This news release may contain forward-looking statements concerning the future operations of ENB Financial Corp. Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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